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                                                               EXHIBIT 99.(L)(1)


                      CERTIFICATE OF FAM DISTRIBUTORS, INC.



        FAM Distributors, Inc. does hereby confirm to Fund Asset Management Master Trust its representation that it contributed $100 in the Low Duration Master Portfolio and $100 in the Total Return Bond Master Portfolio for investment purposes, with no present intention of redeeming or reselling any portion thereof.



                                       FAM DISTRIBUTORS, INC.

                                       By: /s/  Terry Glenn
                                       Terry Glenn
                                       President